EXHIBIT 99.2

LegacyTexas Group, Inc. and Subsidiaries

Consolidated Financial Report
December 31, 2014

Independent Auditor’s Report

The Board of Directors
LegacyTexas Group, Inc. and Subsidiaries
Plano, Texas

Report on the Financial Statements
We have audited the accompanying consolidated financial statements of LegacyTexas Group, Inc. and Subsidiaries which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LegacyTexas Group, Inc. and Subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

Dallas, Texas
March 11, 2015

LEGACYTEXAS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
Years ended December 31,
(Dollar amounts in thousands)

Assets	2014	2013

Cash and due from banks	$27,973	$25,781
Interest-bearing demand deposits held in other banks	218,225	159,919
Total cash and cash equivalents	246,198	185,700

Securities available for sale	149,715	285,385
Securities held to maturity	2,958	3,147
Mortgage loans held for sale	17,090	7,797
Loans, net	1,400,599	1,247,283
Premises and equipment, net	30,569	30,087
Goodwill	7,914	7,883
Intangible assets, net	90	135
Other real estate owned	5,467	7,236
Cash surrender value of life insurance policies	18,398	17,883
Federal Home Loan Bank and other restricted stock	3,811	5,381
Other assets	15,659	15,299

Total assets	$1,898,468	$1,813,216

Liabilities and Stockholders' Equity

Deposits:
Noninterest-bearing	$502,878	$395,520
Interest-bearing	1,125,624	1,123,567
Total deposits	1,628,502	1,519,087

Securities sold under repurchase agreements	66,858	59,563
Other liabilities	19,885	15,712
Federal Home Loan Bank advances	—	40,000
Long-term debt	39,828	39,828
Total liabilities	1,755,073	1,674,190

Commitments and contingencies

Stockholders' equity:
Common stock	2,220	2,220
Paid-in capital	31,874	31,808
Retained earnings	108,917	109,605
Accumulated other comprehensive income (loss)	384	(4,607)
Total stockholders' equity	143,395	139,026

Total liabilities and stockholders' equity	$1,898,468	$1,813,216

See Notes to Consolidated Financial Statements.

LEGACYTEXAS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31,
(Dollar amounts in thousands)

	2014	2013	2012
Interest income:
Interest and fees on loans	$69,148	$61,153	$58,891
Interest and dividends on investment securities:
Taxable	3,370	4,270	4,899
Nontaxable	853	807	688
Federal funds sold and interest-bearing
deposits in other banks	467	262	260
Other	221	226	302
	74,059	66,718	65,040
Interest expense:
Deposit accounts	4,210	4,768	5,727
Long-term debt	1,094	1,120	1,460
Other borrowings	127	463	1,089
	5,431	6,351	8,276

Net interest income	68,628	60,367	56,764

Provision for loan losses	—	—	1,000

Net interest income after provision for
loan losses	68,628	60,367	55,764

Noninterest income:
Service charges on deposit accounts	2,615	2,783	2,774
Insurance agency and title company income	7,067	5,713	4,454
Gain on sale of securities available for sale	53	—	3,399
Gain on sale of other assets	2	193	766
Gain on sale of mortgage loans	4,616	4,425	4,354
Gain on sale of other real estate owned	100	346	161
Other	4,778	5,903	4,692
	19,231	19,363	20,600
Noninterest expense:
Salaries and employee benefits	39,368	33,901	31,067
Occupancy of bank premises	8,552	8,303	8,505
Other real estate owned write downs and
expenses	355	(94)	2,865
FDIC insurance premiums	1,014	1,119	2,111
Transaction costs (Note 19)	5,671	1,466	—
Other	9,566	8,596	8,660
	64,526	53,291	53,208

Net income	$23,333	$26,439	$23,156

See Notes to Consolidated Financial Statements.

LEGACYTEXAS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31,
(Dollar amounts in thousands)

	2,014	2,013	2,012

Net income	$23,333	$26,439	$23,156

Other comprehensive income (loss):
Net unrealized appreciation (depreciation) of
securities available for sale	5,044	(9,098)	2,685
Reclassification adjustment for net gain on sale
of securities available for sale	(53)	—	(3,399)
Net change in fair value of securities
available for sale	4,991	(9,098)	(714)

Total other comprehensive income	4,991	(9,098)	(714)

Comprehensive income	$28,324	$17,341	$22,442

See Notes to Consolidated Financial Statements.

LEGACYTEXAS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years ended December 31,
(Dollar amounts in thousands, except par value, share amounts and per share amounts)

	Common Stock
	$1 Par Value						Accumulated
	5,000,000 Shares Authorized						Other
		Shares Held		Treasury	Paid-In	Retained	Comprehensive
	Shares	in Treasury	Amount	Stock	Capital	Earnings	Income (Loss)	Total

Balance, December 31, 2011	2,208,171	—	$2,208	$—	$30,950	$77,366	$5,205	$115,729
Net income	—	—	—	—	—	23,156	—	23,156
Other comprehensive loss	—	—	—	—	—	—	(714)	(714)
Dividends paid ($2.67 per share)	—	—	—	—	—	(5,898)	—	(5,898)
Earned stock grants	—	—	—	—	195	—	—	195

Balance, December 31, 2012	2,208,171	—	2,208	—	31,145	94,624	4,491	132,468
Net income	—	—	—	—	—	26,439	—	26,439
Other comprehensive loss	—	—	—	—	—	—	(9,098)	(9,098)
Issuance of common stock	2,500	—	2	—	149	—	—	151
Purchase of treasury stock	—	(1,205)	—	(1)	(92)	—	—	(93)
Sale of treasury stock	—	1,000	—	1	77	—	—	78
Dividends paid ($5.16 per share)	—	—	—	—	—	(11,458)	—	(11,458)
Earned stock grants and stock-
based compensation	9,566	—	10	—	529	—	—	539

Balance, December 31, 2013	2,220,237	(205)	2,220	—	31,808	109,605	(4,607)	139,026
Net income	—	—	—	—	—	23,333	—	23,333
Other comprehensive income	—	—	—	—	—	—	4,991	4,991
Retirement of treasury stock	(205)	205			$5	(5)		—
Dividends paid ($10.82 per share)	—	—	—	—	—	(24,016)	—	(24,016)
Earned stock grants and stock-
based compensation					61			61

Balance, December 31, 2014	2,220,032	—	$2,220	$—	$31,874	$108,917	$384	$143,395

See Notes to Consolidated Financial Statements.

LEGACYTEXAS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended December 31, (Dollar amounts in thousands)

	2014	2013	2012
Cash flows from operating activities:
Net income	$23,333	$26,439	$23,156
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,587	3,004	2,797
Provision for loan losses	—	—	1,000
Net amortization and accretion of premiums and discounts on
investment securities	1,255	2,100	2,189
Earnings on cash surrender value of life insurance policies	(515)	(522)	(519)
Gain on sale of mortgage loans	(4,616)	(4,425)	(4,354)
Originations of mortgage loans held for sale	(145,634)	(160,337)	(145,432)
Proceeds from the sale of mortgage loans	140,957	173,981	146,875
Gain on sale of securities available for sale	(53)	—	(3,399)
Valuation adjustments on other real estate owned	—	(231)	2,474
Gain on sale of other real estate owned	(100)	(346)	(161)
Gain on sale of other assets	(2)	(193)	(766)
Stock compensation expense	61	539	195
Net (increase) decrease in accrued interest receivable and other assets	(358)	769	(1,329)
Net increase (decrease) in accrued interest payable and other liabilities	4,173	2,414	(1,063)
Net cash provided by operating activities	21,088	43,192	21,663

Cash flows from investing activities:
Proceeds from sales of securities available for sale	75,725	—	98,637
Proceeds from maturities and paydowns of securities available for sale	513,754	633,564	588,831
Proceeds from maturities and paydowns of securities held to maturity	169	46	—
Purchases of securities available for sale	(450,000)	(618,824)	(599,997)
Purchases of securities held to maturity	—	(3,200)	—
Net increase in loans	(154,732)	(158,678)	(82,809)
Proceeds from the sale of premises and equipment	—	—	—
Purchases of premises and equipment	(2,993)	(703)	(1,579)
Proceeds from sale of other real estate owned	3,337	3,464	8,642
Proceeds from sale of Federal Home Loan Bank and other restricted stock	1,570	—	607
Purchase of Federal Home Loan Bank and other restricted stock	—	(838)	—
Capitalized expenses associated with other real estate owned	(52)	(257)	(919)
Acquisition of insurance company assets	(62)	—	(211)
Net cash provided by (used in) investing activities	(13,284)	(145,426)	11,202

Cash flows from financing activities:
Increase in deposits, net	109,415	48,070	115,899
(Repayment of), proceeds on Federal Home Loan Bank advances	(40,000)	20,000	(10,000)
Proceeds on long-term debt	—	8,900
Principal payments on subordinated debentures	—	(9,052)	—
Increase (decrease) in securities sold under repurchase agreements, net	7,295	30,438	(838)
Dividends	(24,016)	(11,458)	(5,898)
Proceeds from the sale of treasury stock	—	78	—
Purchase of treasury stock	—	(93)	—
Issuance of common stock	—	151	—

LEGACYTEXAS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended December 31, (Dollar amounts in thousands)

	2014	2013	2012
Net cash provided by financing activities	52,694	87,034	99,163

Net change in cash and cash equivalents	60,498	(15,200)	132,028

Cash and cash equivalents at beginning of year	185,700	200,900	68,872

Cash and cash equivalents at end of year	$246,198	$185,700	$200,900

Supplemental cash flow information:
Cash paid for interest	$5,691	$6,532	$11,997
Noncash transactions:
Transfer of loans to other real estate owned	$1,416	$4,593	$5,030

See Notes to Consolidated Financial Statements.

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies

Principles of consolidation: The accompanying consolidated financial statements include the accounts of LegacyTexas Group, Inc. (Legacy) and its wholly-owned subsidiaries: LegacyTexas Bank (Bank), and the Bank’s wholly-owned subsidiaries: LegacyTexas Title (LTT), LegacyTexas Insurance (LTIS), JMT, Inc. and LegacyTexas Qualified Intermediaries All entities are collectively referred to as the “Company” and all material intercompany transactions and balances have been eliminated in consolidation.

The accounting and reporting policies of LegacyTexas Group, Inc. and Subsidiaries conform to accounting principles generally accepted in the United States of America (U.S. GAAP) and to general practices within the banking industry. The following are descriptions of the more significant of those policies.

Nature of operations: The Company is primarily engaged in traditional community banking activities, which include commercial and retail lending, deposit gathering and investment and liquidity management activities. The Company’s primary deposit products are demand deposits and certificates of deposit, and its primary lending products are commercial business, interim construction, real estate mortgage and consumer loans with customers located primarily in and around the Dallas/Fort Worth Metroplex.

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the reporting period. Accordingly, actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the fair value of financial instruments.

Cash and cash equivalents and cash flows: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and interest-bearing demand deposits held in other banks. All highly liquid investments with an initial maturity of less than ninety days are considered to be cash equivalents. Cash flows from loans, securities sold under repurchase agreements, Federal Home Loan Bank advances and deposits are reported net.

Securities available for sale: Securities available for sale consist of certain debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income.

The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income. Realized gains or losses are determined on the basis of the cost of specific securities sold.

In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent of the Company to retain its investment and whether it is more likely than not the Company will be required to sell its investment before its anticipated recovery in fair value. When the Company does not intend to sell the security, and it is more likely than not that it will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other than temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Securities held to maturity: Debt securities for which the Company has both the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized costs. Amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, is included in interest income.

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Mortgage loans held for sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between the sales proceeds and the carrying value of the loans.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding principal balance adjusted for an allowance for loan losses, unearned fees and unamortized premiums or discounts on purchased loans. Interest is accrued daily on the outstanding balances.

Loan fees collected are deferred, net of related costs, and recognized in interest income over the life of the loan using the effective interest method.

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received or may be applied to the outstanding principal balance if collection of principal is considered doubtful. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A charge-off or charge-down on a loan is considered when the payment is acknowledged to be uncertain or when the timing or value of payments cannot be determined.

Transfers of financial assets: Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the assets it received, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange the assets it received, or provides more than a modest benefit to the transferor, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets. In addition, for transfers of a portion of financial assets (for example, participations of loan receivables), the transfer must meet the definition of a 'participating interest' in order to account for the transfer as a sale. Following are the characteristics of a 'participating interest':

•	Pro-rata ownership in an entire financial asset.

•
From the date of the transfer, all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership.

•
The rights of each participating interest holder have the same priority, and no participating interest holder's interest is subordinated to the interest of another participating interest holder. That is, no participating interest holder is entitled to receive cash before any other participating interest holder under its contractual rights as a participating interest holder.

•	No party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset.

Allowance for loan losses: The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans.

The allowance, in the judgment of management, is necessary to reserve for estimated loan losses inherent in the loan portfolio. The allowance for loan losses includes allowance allocations calculated in accordance with ASC Topic 310, “Receivables” and allowance allocations calculated in accordance with ASC Topic 450, “Contingencies.” The level of the allowance reflects management’s continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio, as well as trends in the foregoing. Portions of the allowance

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including but not limited to the performance of the loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

The Company’s allowance for loan losses consists of three elements: (i) specific valuation allowances established for probable losses on specific loans; (ii) historical valuation allowances calculated based on historical loan loss experience for similar loans with similar characteristics and trends; and (iii) general valuation allowances determined based on general economic conditions and other qualitative risk factors both internal and external to the Company.

A loan is considered impaired, in accordance with the impairment accounting guidance included in ASC Topic 310, when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

The restructured loans may be classified as “special mention” or “substandard” depending on the severity of the modification and are considered impaired. Loans that were paid current at the time of modification may be upgraded in their classification after a sustained period of repayment performance, usually six months or longer. Past due loans at the time of modification are classified as substandard and are considered impaired and placed on nonaccrual status. Those loans may be upgraded in their classification and placed on accrual status upon a sustained period of repayment performance during six months or longer and the achievement of reasonable assurance that repayment will continue.

Impaired loans are accounted for at the net present value of expected future cash flows, discounted at the loan’s effective interest rate, the observable market price of the loan or at the fair value of the collateral if the loan is collateral dependent.

Premises and equipment: Land is carried at cost. Bank premises and furniture and equipment are carried at cost, less accumulated depreciation which is computed principally by the straight-line method over the estimated useful lives of the assets.

Leasehold improvements are carried at cost and are depreciated on a straight-line method over the shorter of the estimated useful life or lease period.

Goodwill, intangibles and other long-lived assets: Goodwill is evaluated for impairment on an annual basis in accordance with accounting standards.

The Company performs an annual qualitative assessment of goodwill and other intangible assets with indefinite useful lives as of the last day of each fiscal year to determine whether further impairment testing is necessary. When necessary, the goodwill impairment test is a two-step process and requires goodwill to be allocated to the Company's reporting units. In the first step, the fair value of the reporting unit is compared with the carrying value of the reporting unit. If the fair value of the reporting unit is less than the carrying value, goodwill impairment may exist and the second step of the test is performed. In the second step, the implied fair value of the goodwill is compared with the carrying value of the goodwill. An impairment loss is recognized to the extent that the carrying value of the goodwill exceeds the implied fair value. No impairment was indicated in the testing performed as of December 31, 2014, 2013 or 2012.

Intangible assets with definite useful lives are amortized on a straight-line basis over their estimated useful life. Intangible assets, premises and equipment and other long-lived assets are tested for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Intangible assets include title plant, customer lists, personal service agreements and insurance supplier contracts.

Amortization expense related to certain intangible assets totaled approximately $76,000, $73,000 and $30,000 during 2014, 2013 and 2012, respectively. The estimated aggregate future amortization expense for the intangibles remaining as of December 31, 2014 is $1,688,000 with the remaining balance to be amortized through June 2029.

Other real estate owned: Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less cost to sale at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management to ensure the real estate is carried at the lower of cost or fair value less cost to sell.

Federal home loan bank and other restricted stock: As a member of the Federal Home Loan Bank of Dallas (FHLB) and the Federal Reserve Bank (FRB), the Company is required to maintain an investment in capital stock of the FHLB and the FRB. FHLB and FRB stock do not have readily determinable fair values as ownership is restricted and lacks a ready market. As a result, these stocks are carried at cost and evaluated periodically by management for impairment.

Securities sold under repurchase agreements: Securities sold under repurchase agreements which are considered secured borrowings, generally mature within one day from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral for any deficiency in fair values of the securities.

Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale and derivatives, along with net income, are reported as other comprehensive income on the statements of comprehensive income. Gains and losses on securities available for sale are reclassified to net income as the gains or losses are realized upon sale of the securities. Other-than-temporary impairment charges are reclassified to net income at the time of the charge.

Stock compensation plans: Stock compensation accounting guidance defined in ASC Topic 718 requires that all share-based payments to employees, including grants of employee stock options, be valued at fair value on the grant date and be expensed over the applicable vesting period.

Federal income taxes: The Company elected S corporation status and accordingly, earnings and losses are included in the personal income tax returns of the Company’s stockholders and taxed depending on personal tax strategies. The Company intends to continue to pay cash dividends to shareholders to assist with the shareholders’ personal taxes related to the Company’s income.

In accordance with the guidance on accounting for uncertainty in income taxes, management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance.

Although the Company is not a tax paying entity for federal income tax purposes, the Company is taxed under the Texas margin tax legislation, which is considered an income tax for financial reporting purposes. With few exceptions, the Company is no longer subject to tax examinations by the U.S. federal, state or local tax authorities for years before 2010. State tax expense is included in other noninterest expense on the consolidated statements of income.

Fair value measurements: ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires certain disclosures about fair value measurements (see Note 13, “Fair Value Measurements”). In general, fair values of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Reclassification: Certain amounts previously reported have been reclassified to conform to current year presentation. These reclassifications had no effect on stockholders equity or net income.

Subsequent events: In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through March 11, 2015. See note 19 for items requiring disclosure.

New authoritative accounting guidance: ASU 2014-04, “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure”. This ASU is intended to clarify when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate recognized. For private entities, the amendments are effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The adoption of this ASU is not expected to have a significant impact on the Company’s financial statements.

Note 2. Restriction on Cash and Due From Banks

The Company’s obligation for regulatory reserve and clearing requirements was $0 at both December 31, 2014 and 2013. The Company’s average balance held at the Federal Reserve Bank for the years ended December 31, 2014 and 2013 was approximately $82,738,000 and $50,641,000, respectively.

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 3. Securities

Securities have been classified in the consolidated balance sheets according to management’s intent. The amortized cost of securities and their approximate fair values at December 31, 2014 and 2013 are as follows (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities available for sale

2014:
U.S. government agency obligations	$12,150	$—	$(57)	$12,093
Obligations of state and municipal subdivisions	32,068	1,096	(217)	32,947
Mortgage-backed securities issued by U.S.
government sponsored enterprises	105,114	491	(930)	104,675

	$149,332	$1,587	$(1,204)	$149,715

2013:
U.S. government agency obligations	$75,187	$108	$(711)	$74,584
Obligations of state and municipal subdivisions	35,084	1,272	(489)	35,867
Mortgage-backed securities issued by U.S.
government sponsored enterprises	179,721	104	(4,891)	174,934

	$289,992	$1,484	$(6,091)	$285,385

Securities held to maturity

2014:
Obligations of state and municipal subdivisions	$1,186	$23	—	$1,209
Mortgage-backed securities issued by U.S.
government sponsored enterprises	1,772	38	—	1,810

	$2,958	$61	—	$3,019

2013:
Obligations of state and municipal subdivisions	$1,207	$27	—	$1,234
Mortgage-backed securities issued by U.S.
government sponsored enterprises	1,940	—	(4)	1,936

	$3,147	$27	$(4)	$3,170

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Gross unrealized losses and fair values by investment category and length of time in a continuous unrealized loss position at December 31, 2014 and 2013 are as follows (in thousands):

	Value Impaired
	Less Than 12 Months		Greater Than 12 Months		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Securities available for sale

2014:
U.S. government agency obligations	$—	$—	$12,093	$(57)	$12,093	$(57)
Obligations of state and municipal
subdivisions	2,306	(9)	7,626	(208)	9,932	(217)
Mortgage-backed securities issued
by U.S. government sponsored
enterprises	2,524	(4)	55,805	(926)	58,329	(930)

	$4,830	$(13)	$75,524	$(1,191)	$80,354	$(1,204)

2013:
U.S. government agency obligations	$49,440	$(711)	$—	$—	$49,440	$(711)
Obligations of state and municipal
subdivisions	12,416	(449)	164	(40)	12,580	(489)
Mortgage-backed securities issued
by U.S. government sponsored
enterprises	156,397	(4,886)	658	(5)	157,055	(4,891)

	$218,253	$(6,046)	$822	$(45)	$219,075	$(6,091)

Securities held to maturity

2013:
Mortgage-backed securities issued
by U.S. government sponsored
enterprises	$1,936	$(4)	—	—	$1,936	$(4)

	$1,936	$(4)	—	—	$1,936	$(4)

For all of the above investment securities, the unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary by the Company. At December 31, 2014 and 2013, there were 36 and 119 individual securities in an unrealized loss position, respectively.

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The amortized cost and estimated fair value of securities available for sale and held to maturity at December 31, 2014, by contractual maturity, are shown below (in thousands). Maturities of mortgage-backed securities certificates will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore, these securities are not included in the maturity categories below.

	Securities Available for Sale		Securities Held to Maturity
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value

Due in one year or less	$2,067	$2,078	$—	$—
Due from one year to five years	22,547	22,728	—	—
Due from five years to ten years	16,017	16,716	—	—
Due after ten years	3,587	3,518	1,186	1,209
	44,218	45,040	1,186	1,209
Mortgage-backed securities issued by
U.S. government sponsored enterprises	105,114	104,675	1,772	1,810

	$149,332	$149,715	$2,958	$3,019

For the years ended December 31, 2014, 2013 and 2012, proceeds from sales of securities available for sale were $75,725,000, $0 and $98,637,000, respectively Gross gains realized on sales of securities for the years ended December 31, 2014, 2013 and 2012 were $485,000, $0 and $3,399,000, respectively. Gross losses realized on the sale of securities for the year ended December 31, 2014 totaled $432,000. There were no gross losses realized on sales of securities during the year ended December 31, 2013 or 2012.

Investment securities with fair values of approximately $152,735,000 and $183,470,000 at December 31, 2014 and 2013, respectively, were pledged as collateral for deposits or for other purposes as required or permitted by law.

Note 4. Loans and Allowance for Loan Losses

Loans at December 31, 2014 and 2013 consisted of the following classes (in thousands):

	2014	2013

Commercial and industrial	$286,900	$262,214
Commercial real estate:
Non-owner occupied	238,449	250,371
Owner occupied	281,897	261,757
Residential real estate	283,079	254,981
Interim construction	120,527	78,383
Land	103,851	102,829
Consumer	50,251	46,834
Other	55,465	9,603
	1,420,419	1,266,972
Allowance for loan losses	(19,820)	(19,689)

	$1,400,599	$1,247,283

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

Commercial and industrial loans are underwritten after evaluating and understanding the borrower's ability to operate profitably and prudently expand its business. Underwriting standards are designed to promote relationship banking rather than transactional banking. Once it is determined that the borrower's management possesses sound ethics and solid business practices, the Company examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company's commercial real estate portfolio are diverse in terms of type and geographic location. This diversity helps reduce the Company's exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria.

With respect to interim construction and land loans to developers and builders that are secured by non-owner occupied properties, the Company generally requires the borrower to have a proven record of success. Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the complete project. Construction loans often involve the disbursement of funds with repayment dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

The Company originates consumer loans, residential real estate and other loans utilizing a credit scoring analysis to supplement the underwriting process. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as needed. This activity coupled with the relatively small loan amounts that are spread across many individual borrowers, minimizes risk. Additionally, trend and outlook reports are reviewed by management on a regular basis. Underwriting standards for residential real estate loans are heavily influenced by statutory requirements, which include, but are not limited to, a maximum loan-to-value ratio, collection remedies and documentation requirements.

The Company engages an outsourced independent loan review that examines and validates the credit risk program on a periodic basis. Results of these reviews are presented to management. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company’s policies and procedures.

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following table presents loans identified as impaired by class of loans as of December 31, 2014 and 2013 (in thousands):

	Unpaid	Recorded	Recorded
	Contractual	Investment	Investment	Total		Average
	Principal	With No	With	Recorded	Related	Recorded
	Balance	Allowance	Allowance	Investment	Allowance	Balance

2014:
Commercial and industrial	$31	$31	$—	$31	$—	$51
Commercial real estate:
Non-owner occupied	9,481	9,467	—	9,467	—	9,784
Owner occupied	1,282	1,282	—	1,282	—	1,302
Residential real estate	1,375	888	459	1,347	18	1,365
Interim construction	—	—	—	—	—	—
Land	—	—	—	—	—	—
Consumer	51	—	40	40	2	52
Other	—	—	—	—	—	—

	$12,220	$11,668	$499	$12,167	$20	$12,554

2013:
Commercial and industrial	$661	$70	$—	$70	$—	$653
Commercial real estate:
Non-owner occupied	10,100	10,100	—	10,100	—	10,224
Owner occupied	2,765	2,765	—	2,765	—	2,792
Residential real estate	611	—	601	601	16	604
Interim construction	—	—	—	—	—	—
Land	10,753	10,505	—	10,505	—	9,852
Consumer	—	—	—	—	—	—
Other	—	—	—	—	—	—

	$24,890	$23,440	$601	$24,041	$16	$24,125

No significant interest income on impaired loans was recognized during the years ended December 31, 2014, 2013 or 2012. There were no commitments to lend additional funds to borrowers whose loans had been identified as impaired at December 31, 2014 or 2013.

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following table presents the aging of the recorded investment in past due and nonaccrual loans as of December 31, 2014 and 2013 by class of loans (in thousands):

	Loans	Loans
	30-89 Days	90 or	Total Past	Current	Total	Nonaccrual
	Past Due	More Days	Due Loans	Loans	Loans	Loans

2014:
Commercial and industrial	$298	$—	$298	$286,602	$286,900	$—
Commercial real estate:
Non-owner occupied	—	—	—	238,449	238,449	452
Owner occupied	13	—	13	281,884	281,897	—
Residential real estate	641	840	1,481	281,598	283,079	1,347
Interim construction	437	—	437	120,090	120,527	—
Land	51	—	51	103,800	103,851	—
Consumer	680	—	680	49,571	50,251	40
Other	—	—	—	55,465	55,465	—

	$2,120	$840	$2,960	$1,417,459	$1,420,419	$1,839

2013:
Commercial and industrial	$440	$—	$440	$261,774	$262,214	$—
Commercial real estate:
Non-owner occupied	—	328	328	250,043	250,371	44
Owner occupied	56	3,132	3,188	258,569	261,757	1,442
Residential real estate	597	695	1,292	253,689	254,981	601
Interim construction	—	—	—	78,383	78,383	—
Land	3,217	4,739	7,956	94,873	102,829	8,170
Consumer	437	—	437	46,397	46,834	—
Other	—	—	—	9,603	9,603	—

	$4,747	$8,894	$13,641	$1,253,331	$1,266,972	$10,257

Loans contractually past due over ninety days which continued to accrue interest amounted to $0 and $2,121,000 December 31, 2014 and 2013, respectively.

The Company’s methodology for evaluating the adequacy of the allowance for loan losses consists of both a specific loss component and a general loss component for all other loans not individually evaluated for impairment. The specific component of the allowance for loan losses relates to loans that are considered impaired. In general, a loan is considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due according to the contractual terms of the original loan agreement. For such loans classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.

The general component of the allowance for loan losses covers unimpaired loans and is based on the historical loss experience adjusted for other qualitative factors. The loan portfolio is stratified into homogeneous groups of loans that possess similar loss potential characteristics and an appropriate loss ratio adjusted for other qualitative factors is applied to the homogenous pools of loans to estimate the incurred losses in the loan portfolio. The other qualitative factors considered by management include, but are not limited to, the following:

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

•	Changes in lending policies and procedures, including underwriting standards and collection, charge-off and recovery practices;

•	Changes in national and local economic and business conditions and developments, including the condition of various market segments;

•	Changes in the nature and volume of the loan portfolio;

•	Changes in the experience, ability, and depth of knowledge of the management of the lending staff;

•	Changes in the trend of the volume and severity of past due and classified loans; and trends in the volume of non-accrual loans, troubled debt restructurings, and other loan modifications; and

•	The existence and effect of any concentrations of credit, and changes in the level of such concentrations.

When establishing the allowance for loan losses, management categorizes loans into risk categories based on the class of loans and relevant information about the borrower’s ability to repay the loan, current economic conditions, historical payment experience, the nature and volume of the loan portfolio, the financial strength of the borrower and the estimated value of any underlying collateral, among other factors.

The Company utilizes a risk grading matrix to assign a risk level to each of its loans. A description of the general characteristics of the risk grades are as follows:

•
Pass: Pass loans include loans to borrowers of superior or above average credit quality. The debtor has strong management and is highly regarded with excellent financial flexibility including access to public capital markets and/or institutional financing. Additionally, historic cash flows provide large and stable margins of protection indicative of continued wide margins of liquidity and debt service. Also classified as pass grade are loans to borrowers of acceptable credit quality and risk. General financial trends are stable, favorable and financial profitability ratios are consistent with industry peers. Pass loans generally do not pose a risk of loss to the Company as they are well protected by the current net worth of the obligor or by the value of the collateral.

•
Watch: This classification includes loans on management’s “watch list” and is intended to be utilized on a temporary basis for pass-grade borrowers where a significant risk-modifying action is anticipated in the near term.

•
Special mention: This classification represents “other assets especially mentioned” in accordance with regulatory guidelines. This grade is intended to be temporary and includes loans to borrowers whose credit quality has clearly deteriorated and are at risk of further decline unless active measures are taken to correct the situation.

•
Substandard: By definition under regulatory guidelines, a substandard loan has defined weaknesses which make payment default or principal exposure likely, but not yet certain. Such loans are apt to be dependent upon collateral liquidation, a secondary source of repayment or an event outside the normal course of business.

•
Doubtful: A doubtful credit has inherent weaknesses that make the collection or liquidation of the loan highly questionable and improbable. Such loans may be dependent upon collateral having a value that is difficult to determine or upon some near-term event which lacks certainty.

•
Loss: Such loans are to be charged-off or charged-down when payment is acknowledged to be uncertain or when the timing or value of payments cannot be determined. “Loss” is not intended to imply that the loan or some portion of it will never be paid, nor does it in any way imply that there has been a forgiveness of debt.

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following table presents a summary of the loan portfolio by credit quality indicator by loan class at December 31, 2014 and 2013 (in thousands):

			Special
	Pass	Watch	Mention	Substandard	Doubtful	Loss	Total

2014:
Commercial and industrial	$274,656	$5,223	$262	$6,759	$—	$—	$286,900
Commercial real estate:
Non-owner occupied	229,678	5,061	—	3,710	—	—	238,449
Owner occupied	273,818	4,842	205	3,032	—	—	281,897
Residential real estate	281,603	129	—	1,347	—	—	283,079
Interim construction	112,489	7,451	—	587	—	—	120,527
Land	103,776	—	—	75	—	—	103,851
Consumer	50,152	42	—	57	—	—	50,251
Other	55,465	—	—	—	—	—	55,465

	$1,381,637	$22,748	$467	$15,567	$—	$—	$1,420,419

2013:
Commercial and industrial	$249,522	$4,668	$900	$7,124	$—	$—	$262,214
Commercial real estate:
Non-owner occupied	212,628	23,887	9,991	3,865	—	—	250,371
Owner occupied	250,985	5,852	633	4,287	—	—	261,757
Residential real estate	253,688	298	—	995	—	—	254,981
Interim construction	75,068	3,315	—	—	—	—	78,383
Land	88,996	2,311	1,000	10,522	—	—	102,829
Consumer	46,711	43	—	80	—	—	46,834
Other	9,403	200	—	—	—	—	9,603

	$1,187,001	$40,574	$12,524	$26,873	$—	$—	$1,266,972

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following table presents the activity in the allowance for loan losses by class of loans for the years ended December 31, 2014, 2013 and 2012 (in thousands). Allocation of a portion of the allowance to one class of loans does not preclude its availability to absorb losses in other classes.

					Net
	Beginning	Provision for			(Charge-offs)	Ending
	Balance	Loan Losses	Charge-offs	Recoveries	Recoveries	Balance

2014:
Commercial and industrial	$6,672	$(18)	$148	$635	$487	$7,141
Commercial real estate:
Non-owner occupied	3,524	(1,210)	—	48	48	2,362
Owner occupied	3,475	801	140	—	(140)	4,136
Residential real estate	3,694	299	—	55	55	4,048
Interim construction	950	155	—	—	—	1,105
Land	1,143	(277)	139	—	(139)	727
Consumer	180	263	223	43	(180)	263
Other	51	(13)	—	—	—	38

	$19,689	$—	$650	$781	$131	$19,820

2013:
Commercial and industrial	$6,016	$2,582	$2,470	$544	$(1,926)	$6,672
Commercial real estate:
Non-owner occupied	4,897	(1,449)	—	76	76	3,524
Owner occupied	4,158	(683)	—	—	—	3,475
Residential real estate	3,228	738	321	49	(272)	3,694
Interim construction	699	251	—	—	—	950
Land	1,831	(1,389)	—	701	701	1,143
Consumer	203	(41)	19	37	18	180
Other	60	(9)	—	—	—	51

	$21,092	$—	$2,810	$1,407	$(1,403)	$19,689

2012:
Commercial and industrial	$5,226	$3,082	$2,318	$26	$(2,292)	$6,016
Commercial real estate:
Non-owner occupied	4,585	1,663	1,599	248	(1,351)	4,897
Owner occupied	3,683	475	—	—	—	4,158
Residential real estate	2,478	1,048	313	15	(298)	3,228
Interim construction	3,412	(2,714)	—	1	1	699
Land	3,448	(2,698)	—	1,081	1,081	1,831
Consumer	121	107	37	12	(25)	203
Other	21	37	—	2	2	60

	$22,974	$1,000	$4,267	$1,385	$(2,882)	$21,092

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The Company’s recorded allowance for loan loss and investment in loans as of December 31, 2014 and 2013 related to the balance in the allowance for loan losses by class of loans and disaggregated on the basis of the Company’s impairment methodology is as follows (in thousands):

	Allowance For	Allowance for
	Loan Losses	Loan Losses	Investment In	Investment In
	For Loans	For Loans	Loans	Loans
	Individually	Collectively	Individually	Collectively
	Evaluated For	Evaluated For	Evaluated For	Evaluated For
	Impairment	Impairment	Impairment	Impairment

2014:
Commercial and industrial	$—	$7,141	$31	$286,869
Commercial real estate:
Non-owner occupied	—	2,362	9,467	228,982
Owner occupied	—	4,136	1,282	280,615
Residential real estate	18	4,030	1,347	281,732
Interim construction	—	1,105	—	120,527
Land	—	727	—	103,851
Consumer	2	261	40	50,211
Other	—	38	—	55,465

	$20	$19,800	$12,167	$1,408,252

2013:
Commercial and industrial	$—	$6,672	$70	$262,144
Commercial real estate:
Non-owner occupied	—	3,524	10,100	240,271
Owner occupied	—	3,475	2,765	258,992
Residential real estate	16	3,678	601	254,380
Interim construction	—	950	—	78,383
Land	—	1,143	10,505	92,324
Consumer	—	180	—	46,834
Other	—	51	—	9,603

	$16	$19,673	$24,041	$1,242,931

A loan is considered a troubled debt restructuring (TDR) if the Company, for economic or legal reasons related to a debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider. Concessions granted under a TDR typically involve a temporary or permanent reduction in the interest rate at less than a current market rate of interest or an extension of a loan’s stated maturity date. Loans classified as TDR’s are designated as impaired.

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following table presents loans classified as TDRs by loan class during the years ended December 31, 2014, 2013 and 2012 (in thousands, with the exception of number of contracts):

		Commercial	Commercial
	Commercial	Real Estate:	Real Estate:
	and	Non-Owner	Owner
	Industrial	Occupied	Occupied	Land	Total

2014:
Number of contracts	1	—	—	—	1
Pre-restructuring outstanding
recorded investment	$69	—	—	—	$69
Post-restructuring outstanding
recorded investment	$69	—	—	—	$69

2013:
Number of contracts	—	—	—	1	1
Pre-restructuring outstanding
recorded investment	—	—	—	$982	$982
Post-restructuring outstanding
recorded investment	—	—	—	$982	$982

2012:
Number of contracts	1	—	1	2	4
Pre-restructuring outstanding
recorded investment	$102	—	$1,658	$1,208	$2,968
Post-restructuring outstanding
recorded investment	$102	—	$1,658	$1,208	$2,968

According to regulatory reporting guidelines, the outstanding recorded investment in loans classified as TDRs totaled approximately $31,000, $9,297,000 and $13,608,000 as of December 31, 2014, 2013 and 2012, respectively. Two loan relationships that were TDRs during the year ended December 31, 2011 defaulted during the year ended December 31, 2012. At the time of the default, the recorded investment was approximately $2,957,000. There were no TDRs that defaulted during the years ended December 31, 2014 or 2013.

Note 5. Premises and Equipment

Premises and equipment at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013

Land, buildings and improvements	$34,155	$33,957
Construction in process	1,877	90
Leasehold improvements	7,920	7,910
Furniture and equipment	11,784	12,241
	55,736	54,198
Less accumulated depreciation	(25,167)	(24,111)

	$30,569	$30,087

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 6. Deposits

Deposits at December 31, 2014 and 2013 are summarized as follows (in thousands):

	2014		2013
	Amount	Percent	Amount	Percent

Noninterest-bearing demand accounts	$502,878	30.9%	$395,520	26.0%
Interest-bearing demand deposits and
limited access money market accounts	754,035	46.3	727,727	47.9
Savings accounts	37,519	2.3	28,410	1.9
Certificates of deposit, less than $250,000	177,496	10.9	212,153	14.0
Certificates of deposit, $250,000 and greater	156,574	9.6	155,277	10.2

	$1,628,502	100.0%	$1,519,087	100.0%

At December 31, 2014, the scheduled maturities of certificates of deposit are as follows (in thousands):

2015	$215,469
2016	48,966
2017	22,727
2018	34,049
2019	12,856
Thereafter	3

$334,070

Included in deposits at December 31, 2014 and 2013 were public fund deposits of approximately $193,886,000 and $155,034,000, respectively.

Note 7. Securities Sold Under Repurchase Agreements

At December 31, 2014 and 2013, securities sold under repurchase agreements amounted to $66,858,000 and $59,563,000, respectively. These borrowings had weighted average interest rates of 0.18% and 0.17%, respectively. Securities sold under repurchase agreements averaged approximately $57,461,000 and $43,032,000 during 2014 and 2013, respectively. The maximum amount outstanding at any month-end during 2014 and 2013 was approximately $67,232,000 and $59,563,000, respectively.

Note 8. Federal Home Loan Bank Advances

The Bank periodically borrows from the FHLB of Dallas. These advances are secured by FHLB stock, a blanket lien on first lien mortgages and other loans held as collateral.

At December 31, 2013, the Bank had a total of three such advances which totaled $40,000,000. These advances have various maturities ranging from January 2, 2014 to July 24, 2014, at interest rates from 0.05% to 0.28%. Advances were repaid during 2014 and no amounts remained outstanding at December 31, 2014.

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 9. Long-Term Debt

Subordinated debt: During 2004, the Company issued $15,000,000 (15,000 shares with a liquidation amount of $1,000 per security) of Floating Rate Cumulative Trust Preferred Securities (TruPS) and $464,000 of common stock through an unconsolidated subsidiary, Legacy Capital Trust II (Trust II). Trust II invested the total proceeds from the sale of the TruPS and common stock (totaling $15,464,000) in floating rate Junior Subordinated Debentures (the Debentures) issued by the Company. The terms of the Debentures are such that they qualify as Tier I capital under the Federal Reserve Board’s regulatory capital guidelines applicable to bank holding companies. Interest on the Debentures is payable quarterly on January 7, April 7, July 7, and October 7 of each year, commencing on July 7, 2004, at a rate equal to the three month LIBOR rate plus 2.80% (3.06% at December 31, 2014). Principal is due at maturity on April 7, 2034. The TruPS are guaranteed by the Company and are subject to redemption. The Company may redeem the debentures, in whole or in part, on any January 7, April 7, July 7, and October 7 on or after the redemption date of April 7, 2009 at an amount equal to the principal amount being redeemed plus accrued and unpaid interest to the redemption date. The Company’s debt obligation related to Trust II was $15,464,000 at December 31, 2014 and 2013.

During 2006, the Company issued $15,000,000 (15,000 shares with a liquidation amount of $1,000 per security) of Floating Rate Cumulative Trust Preferred Securities and $464,000 of common stock through an unconsolidated subsidiary, Legacy Capital Trust III (Trust III). Trust III invested the total proceeds from the sale of the TruPS and common stock (totaling $15,464,000) in floating rate Junior Subordinated Debentures (the Debentures) issued by the Company. The terms of the Debentures are such that they qualify as Tier I capital under the Federal Reserve Board’s regulatory capital guidelines applicable to bank holding companies. Interest on the Debentures is payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2006, at a rate equal to the three month LIBOR rate plus 1.70% (1.96% at December 31, 2014). Principal is due at maturity on December 15, 2036. The TruPS are guaranteed by the Company and are subject to redemption. The Company may redeem the debentures, in whole or in part, on any March 15, June 15, September 15 and December 15 on or after the redemption date of December 15, 2012 at an amount equal to the principal amount being redeemed plus accrued and unpaid interest to the redemption date. The Company’s debt obligation related to Trust III was $15,464,000 at December 31, 2014 and 2013.

During 2008, the Company issued $10,000,000 in unsecured subordinated debentures to certain shareholders at an interest rate of LIBOR plus 2.60% with maturity dates ranging from March 28, 2014 to June 27, 2014. The interest rate ceiling and floor is set at 8.0% and 5.0%, respectively. Interest only payments are due quarterly with principal and any accrued interest due at maturity. During 2010, the Company converted $948,000 of subordinated debentures into 20,500 shares of common stock. The debt obligation related to unsecured subordinated debentures was approximately $9,052,000 at December 31, 2012 and was repaid in full in 2013.

Other long-term debt: During 2013, the Company entered into two debt arrangements. The first was a $900,000 note with a Company shareholder. The second was a $10,000,000 line with an unrelated commercial bank of which $8,000,000 was advanced at the time of origination. The proceeds were utilized to pay off the Company’s subordinated debentures of $9,052,000. Both arrangements are priced at a variable rate set to WSJ prime (3.5% floor) (3.50% at December 31, 2014) with interest due quarterly and annual principal payments of $2,000,000 through the maturity date of January 31, 2018. Outstanding balances for the debt arrangements are $900,000 and $8,000,000, respectively at December 31, 2014 and 2013. The $10,000,000 line has various financial and other covenants, including a covenant that a change in control of the Company would be an event of default. The debt was paid off subsequent to December 31, 2014 as a result of events described in Note 19.

Note 10. Employee Benefits

The Company has an employee thrift plan (Plan) in which all employees are eligible to participate after ninety days of service. Employees who participate in the Plan may contribute a portion of their earnings up to certain limits set by federal tax laws. The Company generally matches a portion of employee contributions up to specified levels of the employee's salary. Participants who entered the Plan prior to January 1, 2005 are fully vested in the Company's matching contributions. Participants who entered the Plan on or after January 1, 2005 are subject to a vesting schedule for any matching contributions made by the Company. Participants are fully vested in discretionary contributions by the Company, if any, after a specified term of service. The Company made total contributions of

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

approximately $704,000, $662,000 and $607,000 for Plan years 2014, 2013 and 2012, respectively. The Company made an additional discretionary contribution to the Plan totaling $1,800,000 in 2014.

The Company has a Phantom Stock Agreement (PSA), a nonqualified deferred compensation plan through which participating Company Directors may elect to defer up to one hundred percent of compensation. Earnings on the deferred amount are contributions to the PSA by the Company and are based on market value at the Company’s stock at the end of each year. Directors are fully vested in both their contributions and the Company’s contributions to the Plan.

The Company has a nonqualified (NQ) Plan through which participants may elect to defer a portion of their compensation. The Company invests the funds on behalf of the participant in qualifying investments. Such investments are included in other assets in the accompanying consolidated balance sheets. The Company may make discretionary contributions to the NQ Plan. The participant's contributions are fully vested while Company contributions are subject to a five year vesting schedule.

No Company contributions were made to the PSA and NQ Plan during 2014. Expense related to vesting of prior year’s contributions totaled $1,432,000, $643,000 and $472,000 in 2014, 2013 and 2012, respectively. The Company has recorded a liability of $8,310,000 and $6,238,000 as of December 31, 2014 and 2013, respectively, related to employee and director cash contributions to the NQ Plan which are included in other liabilities in the accompanying consolidated balance sheets.

Note 11. Stock Compensation

Restricted stock awards: The Company has granted restricted stock awards to certain employees of the Company. The shares were originally scheduled to vest in one-third or one-fourth increments. However, the approved merger (as described in Note 19) has triggered vesting of all outstanding shares prior to the anticipated closing date. No restricted stock awards were granted during 2014. During 2013, the Company granted restricted stock awards representing 1,000 shares of stock with an estimated fair value of $60.55 per share at the date of grant. The remaining shares vested as follows in 2014:

Total unvested shares at December 31, 2013	1,250
Shares vested during the year	(1,250)

Total unvested shares at December 31, 2014	—

Compensation expense of $60,000, $22,000 and $195,000 related to these grants was recorded in the accompanying consolidated statements of income for the years ended December 31, 2014, 2013 and 2012, respectively.

Stock awards: During 2013, the Company granted 8,566 shares of stock to certain employees with an estimated fair value of $60.55 per share and recognized approximately $517,000 of compensation expense. No stock awards were granted in 2014.

Note 12. Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At December 31, 2014 and 2013, the approximate amounts of these financial instruments were as follows (in thousands):

	2014	2013

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$347,540	$282,392
Standby letters of credit	5,478	2,279

	$353,018	$284,671

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company’s policies generally require that letter of credit arrangements contain security and debt covenants similar to those contained in loan arrangements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, single and multi-family residences, property and equipment and income-producing commercial properties. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the table above. If the commitment is funded, the Company would be entitled to seek recovery from the customer. As of December 31, 2014 and 2013, no amounts have been recorded as liabilities for the Company’s potential obligations under these guarantees.

Note 13. Fair Value Measurements

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. ASC Topic 820, “Fair Value Measurements and Disclosures”, establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

The following table represents assets and liabilities reported on the consolidated balance sheets at their fair value on a recurring basis as of December 31, 2014 and 2013 by level within the ASC Topic 820 fair value measurement hierarchy:

		Fair Value Measurements at Reporting
		Date Using (Dollars in Thousands)
		Quoted Prices	Significant
	Assets/	in Active	Other	Significant
	Liabilities	Markets for	Observable	Unobservable
	Measured	Identical Assets	Inputs	Inputs
	at Fair Value	(Level 1)	(Level 2)	(Level 3)

2014:
Measured on a recurring basis:
Assets:
Securities available for sale:
U.S. government agency obligations	$12,093	$—	$12,093	$—
Obligations of state and municipal subdivisions	32,947	—	32,947	—
Mortgage-backed securities issued by U.S.
government sponsored enterprises	104,675	—	104,675	—

2013:
Measured on a recurring basis:
Assets:
Securities available for sale:
U.S. government agency obligations	$74,584	$—	$74,584	$—
Obligations of state and municipal subdivisions	35,867	—	35,867	—
Mortgage-backed securities issued by U.S.
government sponsored enterprises	174,934	—	174,934	—

Investment securities classified as available for sale are valued at fair value on a recurring basis. The fair values of securities available for sale is determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). The Company obtains fair value measurements for investment securities from an independent pricing service.

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following table presents the assets carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at December 31, 2014 and 2013, for which a nonrecurring change in fair value has been recorded:

		Fair Value Measurements at Reporting
		Date Using (Dollars in Thousands)
		Quoted Prices	Significant
	Assets/	in Active	Other	Significant	Fair Value
	Liabilities	Markets for	Observable	Unobservable	Adjustments
	Measured	Identical Assets	Inputs	Inputs	During
	at Fair Value	(Level 1)	(Level 2)	(Level 3)	the Year

2014:
Measured on a nonrecurring basis:
Assets:
Impaired loans	$499	$—	$—	$499	$(20)

2013:
Measured on a nonrecurring basis:
Assets:
Impaired loans	$548	$—	$—	$548	$(16)
Other real estate	2,398	—	2,398	—	220

In accordance with ASC Topic 820, certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

Impaired loans (loans which are not expected to repay all principal and interest amounts due in accordance with the original contractual terms) are measured at an observable market price (if available) or at the fair value of the loan’s collateral (if collateral dependent). Fair value of the loan’s collateral is determined by appraisals or independent valuation which is then adjusted for the estimated costs related to liquidation of the collateral. Management’s ongoing review of appraisal information may result in additional discounts or adjustments to valuation based upon more recent market sales activity or more current appraisal information derived from properties of similar type and/or locale. A significant portion of the Company’s impaired loans are measured using the estimated fair market value of the collateral less the estimated costs to sell. Therefore, the Company has categorized its impaired loans as Level 3.

Other real estate owned is carried at the lower of cost or fair value less estimated selling costs. Fair value is estimated through current appraisals, real estate brokers or listing prices. As these properties are actively marketed, estimated fair values may be adjusted by management to reflect current economic and market conditions less estimated costs to sell and, as such, are classified as Level 2.

Fair values of financial instruments: The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein in accordance with FASB ASC Topic 825, “Financial Instruments,” other than for those measured at fair value on a recurring and nonrecurring basis discussed above, are as follows:

Cash and short-term instruments including interest-bearing deposits held in other banks: The carrying amounts of cash and short-term instruments approximate their fair value as they are highly liquid in nature.

Securities and restricted stock: Fair values for securities, excluding restricted equity securities, are determined by an independent pricing service based on dealer quotes or quoted market prices for similar instruments. The carrying values of restricted equity securities, such as stock in the FHLB and FRB, approximate fair value.

Mortgage loans held for sale: Fair values are based on commitments on hand from investors or prevailing market rates.

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Loans: Generally, for variable-rate loans that reprice frequently and have no significant changes in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit (CD’s) approximate their fair values at the reporting date. Fair values for fixed-rate CD’s are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Securities sold under repurchase agreements: The carrying amounts of securities sold under agreements to repurchase generally mature within one day from the transaction date. Due to the short-term nature of these transactions, the carrying amounts approximate fair value.

Advances from Federal Home Loan Bank: The fair value of advances with remaining maturities of less than one year approximates carrying value.

Long-term debt: Long-term debt includes variable-rate junior subordinated debentures and variable-rate subordinated debentures with an interest rate floor. Due to the contractual terms of the variable-rate junior subordinated debentures, the carrying values approximate their fair values at the reporting date. The fair value of the subordinated debentures is based upon prevailing rates on similar debt in the market place.

Accrued interest: The carrying amounts of accrued interest approximate their fair values.

Off-balance sheet instruments: Commitments to extend credit and standby letters of credit have short maturities and therefore have no significant fair value.

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The estimated fair values of the Company’s financial instruments were as follows at December 31, 2014 and 2013 (in thousands):

	2014		2013
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Cash and due from banks	$27,973	$27,973	$25,781	$25,781
Interest-bearing deposits held in other
banks	218,225	218,225	159,919	159,919
Securities available for sale	149,715	149,715	285,385	285,385
Securities held to maturity	2,958	3,019	3,147	3,170
Mortgage loans held for sale	17,090	17,133	7,797	7,962
Loans, net	1,400,599	1,429,840	1,247,283	1,257,399
Federal Home Loan Bank and other
restricted stock	3,811	3,811	5,381	5,381
Accrued interest receivable	3,941	3,941	4,331	4,331

Financial liabilities:
Deposit liabilities	1,628,502	1,632,711	1,519,087	1,519,783
Securities sold under repurchase
agreements	66,858	66,858	59,563	59,563
Federal Home Loan Bank advances	—	—	40,000	40,000
Long-term debt	39,828	39,895	39,828	39,916
Accrued interest payable	311	311	569	569

Note 14. Related Party Transactions

In the ordinary course of business, the Company conducts banking transactions with its officers, directors, primary shareholders and their affiliates. Generally, in the opinion of management, such loan and deposit transactions have terms, including interest rates and collateral on loans, similar to transactions with the Company’s general public customers. At December 31, 2014 and 2013, the aggregate loans to related parties were approximately $5,154,000 and $11,347,000, respectively. During 2014, repayments of such loans totaled approximately $9,799,000 and new loans funded totaled approximately $3,606,000. During 2013, repayments of such loans totaled approximately $11,229,000 and new loans funded totaled approximately $7,809,000. Unfunded commitments to these related parties approximated $ 13,928,000 and $10,710,000 at December 31, 2014 and 2013, respectively.

During 2012, the Company contracted with an affiliated company of a Bank Director to construct certain branch locations. The amounts paid related to these construction contracts totaled $868,000 during 2012. There were no such payments during 2014 or 2013.

Note 15. Commitments and Contingencies

In the normal course of business, the Company is periodically a defendant in legal actions arising from normal business activities. Management believes that these actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the Company’s consolidated financial position or results of operations.

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

At December 31, 2014, the Company was obligated under noncancelable operating leases associated with banking facilities. Future minimum lease payments under the aforementioned operating leases for each of the future years are as follows (in thousands):

2015	$3,850
2016	4,486
2017	4,341
2018	3,634
2019	3,081
Thereafter	19,749

$39,141

Rent expense under the Company’s operating lease agreements amounted to $3,111,000, $2,919,000 and $2,953,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

Note 16. Leasing Arrangements

The Company leases office space to third party tenants. Rental income included with other noninterest income under these lease agreements amounted to $1,187,000, $1,142,000 and $1,120,000 for the years ended December 31, 2014, 2013 and 2012 respectively.

Note 17. Concentrations of Credit Risk

Most of the Company’s business activity is with customers located within the state of Texas. Investments in state and municipal securities involve governmental entities within the state of Texas. The types of lending the Company engages in are included in Note 4. The Company does not have any significant concentrations to any one industry or customer. Non-owner occupied commercial real estate, including interim construction and land loans, represented 33% and 34% of the total portfolio at December 31, 2014 and 2013, respectively. The Company also maintains deposits with other financial institutions in amounts that exceed FDIC insurance coverage. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on cash and cash equivalents.

Note 18. Regulatory Matters

Under banking law, there are legal restrictions limiting the amount of dividends the Bank can declare. Approval of the regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of the Bank to fall below specified minimum levels.

The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Management believes, as of December 31, 2014 and 2013, the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2014, the Bank is categorized as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” the Bank must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since December 31, 2014 that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented at December 31, 2014 and 2013 in the following table (in thousands).

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2014:
Total capital to risk weighted assets	$202,687	13.9%	$116,298	8.0%	$145,373	10.0%
Tier I capital to risk weighted assets	184,495	12.7	58,149	4.0	87,224	6.0
Tier I capital to average assets	184,495	10.0	73,705	4.0	92,132	5.0

2013:
Total capital to risk weighted assets	$194,390	14.4%	$108,215	8.0%	$135,268	10.0%
Tier I capital to risk weighted assets	177,447	13.1	54,107	4.0	81,161	6.0
Tier I capital to average assets	177,447	10.1	70,166	4.0	87,708	5.0

As of December 31, 2014 and 2013, the Company’s actual consolidated capital ratios are as follows (in thousands):

			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio

2014:
Total capital to risk weighted assets	$183,203	12.6%	$116,377	8.0%
Tier I capital to risk weighted assets	165,011	11.3	58,189	4.0
Tier I capital to average assets	165,011	9.0	73,745	4.0

2013:
Total capital to risk weighted assets	$182,681	13.5%	$108,314	8.0%
Tier I capital to risk weighted assets	165,738	12.2	54,157	4.0
Tier I capital to average assets	165,738	9.4	70,215	4.0

LegacyTexas Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 19. Subsequent Events

Effective January 1, 2015, ViewPoint Financial Group, Inc. (ViewPoint) and the Company completed its previously announced merger pursuant to the Agreement and Plan of Merger, dated November 25, 2013. As of the effective date, LegacyTexas Group, Inc. merged into ViewPoint with ViewPoint as the surviving corporation in the Merger. Immediately following, ViewPoint Bank, N.A, the wholly-owned subsidiary of ViewPoint, merged with and into LegacyTexas Bank, the wholly-owned subsidiary of the Company with LegacyTexas Bank surviving the bank merger. At the effective date, ViewPoint changed its name from ViewPoint Financial Group, Inc. to LegacyTexas Financial Group, Inc. and changed its ticker symbol to LTXB.

Pursuant to the Merger Agreement, the outstanding shares of the Company’s common stock immediately converted into the right to receive 7.85 million shares of ViewPoint common stock plus approximately $115 million in cash. Company shareholders were entitled to elect to receive either 6.006 shares of ViewPoint common stock or $126.124 in cash, without interest, per share of the Company’s common stock.